UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2022

DIGITALBRIDGE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
(Address of Principal Executive Offices, Including Zip Code)
(561) 544-7475
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.04 par value	DBRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, $0.01 par value	DBRG.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, $0.01 par value	DBRG.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, $0.01 par value	DBRG.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.01    Completion of Acquisition or Disposition of Assets.
As previously disclosed, on June 16, 2022, (i) DigitalBridge Group, Inc. ("DigitalBridge" or the "Company"), announced the recapitalization of DataBank and (ii) certain affiliates of the Company and Cirrus Holdings, LP, an acquisition vehicle funded by affiliates of Swiss Life Asset Management AG (the "Purchaser"), entered into a definitive agreement pursuant to which Purchaser agreed to acquire approximately 27% of the fully diluted equity interests in DataBank from existing investors for approximately $1.2 billion in cash (the “Initial Sale”). The Initial Sale closed on August 25, 2022, and, also as part of the first close of the recapitalization, additional equity interests representing approximately 8% of the fully diluted equity interests in DataBank were sold to DigitalBridge Zeus Partners IV, LP., an investment vehicle managed by the Company for outside investors, for approximately $341.5 million on August 26, 2022 (such sale, collectively with the Initial Sale, the “Disposition”). The Company received cash proceeds of approximately $318 million in respect of its portion of the disposed equity interests and the Company's indirect ownership in DataBank was reduced from 21.8% to 13.4% as a result of the Disposition.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On August 29, 2022, John L. Steffens resigned as a member of the board of directors (the “Board”) of DigitalBridge Group, Inc. (the “Company”), including as a member of its compensation committee and nominating and corporate governance committee, effective as of August 29, 2022. Mr. Steffen’s decision was not a result of any disagreement with the Company on any matter relating to its operations, polices or practices.

Appointment of Director

Effective August 30, 2022, the Board appointed David M. Tolley to serve as an independent member of the Board.

Mr. Tolley, 55, most recently served as Executive Vice President and Chief Financial Officer of Intelsat S.A. from June 2019 to March 2022, where he helped to lead a multi-billion dollar restructuring of one of the world’s largest satellite communications services providers. Before joining Intelsat, beginning in 2017 Mr. Tolley served as Chief Financial Officer of Network Access Associates Ltd. (“OneWeb”), a satellite services company. From 2000 to 2011, Mr. Tolley served as a Senior Managing Director in the Private Equity Group at Blackstone, a leading investment firm, where he led satellite services strategy and investing and served on the Private Equity Investment Committee. From 1990 to 2000, he was a Vice President at Morgan Stanley, a leading financial services company, in the Investment Banking Division, where he provided banking and advisory services to established and emerging companies in the broader communications sector. He has served on the boards of directors of nine public and private companies, including KVH Industries, Inc. from June 2022 to present, ExteNet Systems from 2016 to 2019, Cumulus Media (NASDAQ: CMLS) from 2006 to 2017, NewSkies Satellites from 2004 to 2006 and Centennial Communications from 2001 to 2005. Mr. Tolley holds a Master of Business Administration degree from Columbia Business School and a Bachelor of Science degree in Economics and History from the University of Michigan.

In accordance with the Company’s non-employee director compensation policy as described in the Company’s definitive proxy statement on Schedule 14A filed on March 30, 2022 with the Securities and Exchange Commission, Mr. Tolley’s compensation for his services as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to pro-ration to reflect the commencement date of his service on the Board. In addition, the Company is entering into an indemnification agreement with Mr. Tolley in connection with his appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company. The Board has determined that Mr. Tolley is independent under the New York Stock Exchange rules. Mr. Tolley is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Board Committees

Mr. Tolley has been appointed by the Board to serve on the audit committee and compensation committee of the Board. In addition, upon the effective date of Mr. Tolley’s appointment, Jeannie Diefenderfer was appointed to the compensation committee of the Board and removed from the audit committee of the Board.

Item 9.01    Financial Statements and Exhibits.
(b) Pro forma financial information.
Following the first close of the DataBank recapitalization described herein, the Company continues to retain a controlling interest and consolidate DataBank. Accordingly, the Disposition is accounted for as an equity transaction, with no gain recorded in earnings. In connection with the Disposition, carried interest was realized from the Company's general partner interest in its unconsolidated sponsored investment vehicle that invests in DataBank, the effects of which are excluded from the pro forma financial information.
If the Disposition had closed on June 30, 2022, total assets of $11.9 billion and total equity of $4.6 billion at June 30, 2022 would have each increased by approximately $1.5 billion, reflecting cash proceeds received from the Disposition.
If the Disposition had closed on January 1, 2021, the reduction in the Company's interest in DataBank would have resulted in a reallocation of DataBank's net loss from DigitalBridge Group, Inc. to noncontrolling interests, as follows:
i.Net loss from continuing operations attributable to DigitalBridge Group, Inc. of ($72.6 million) for the year ended December 31, 2021 and ($161.0 million) for the six months ended June 30, 2022 would have decreased by approximately $7.1 million and $6.5 million, respectively, to net loss of ($65.5 million) and ($154.5 million), respectively.
ii.Basic and diluted net loss from continuing operations per common share of ($1.21) for the year ended December 31, 2021 and ($1.30) for the six months ended June 30, 2022, after giving effect to the Company's one-for-four reverse stock split on August 22, 2022, would have decreased by $0.06 and $0.04, respectively, to net loss of ($1.15) and ($1.26) per share, respectively.
Pro forma adjustments are based upon available information that the Company believes is reasonable and factually supportable, and could differ materially from actual amounts.
The pro forma effects of the Disposition are illustrative only and are not intended to represent or be indicative of the effects of the Disposition on the Company’s financial position and results of operations had the Disposition been completed as of the beginning of the earliest period presented, nor are they indicative of the Company’s future financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 31, 2022	DIGITALBRIDGE GROUP, INC.

		By:	/s/ Jacky Wu
Jacky Wu
Executive Vice President and Chief Financial Officer